Filed pursuant to Rule 424(b)(5)
                                                             File No. 333-112244

Pricing Supplement No. 81 dated May 9, 2005.
(To Prospectus dated September 7, 2004 and Prospectus
Supplement dated September 7, 2004)
This Pricing Supplement consists of 2 pages.

                         HARTFORD LIFE INSURANCE COMPANY
                                    DEPOSITOR

                            FIXED RATE INCOMENOTES(sm)
                                 ISSUED THROUGH

                   HARTFORD LIFE GLOBAL FUNDING TRUST 2005-060

                      5.00% CALLABLE NOTES DUE MAY 15, 2015


The description in this pricing supplement of the particular terms of the 5.00% IncomeNotes(sm) offered hereby and the Funding Agreement sold by Hartford Life Insurance Company to the Trust specified herein supplements the description of the general terms and provisions of the notes and the funding agreements set forth in the accompanying prospectus and prospectus supplement, to which reference is hereby made.


                        PROVISIONS RELATING TO THE NOTES

Principal Amount:          $2,384,000.00             Interest Rate:                   5.00%

Price to Public:           100%                      Issuance Date:                   May 12, 2005

Net Proceeds to Trust:     $2,348,240.00             Stated Maturity Date:            May 15, 2015

Agent's Discount:          1.50%                     Initial Interest Payment Date:   June 15, 2005

CUSIP Number:              41659FDC5                 Interest Payment Frequency:      Monthly

Day Count Convention:      30/360                    Regular Record Dates:  15 days prior to an Interest Payment Date.

Optional Redemption:   Yes [ X ]    No [   ]         The Survivor's Option  [ X ] is   [   ]  is not  available
  Optional Redemption Date: May 15, 2007 or on the         Annual Put Limitation:   $1 million or 1%
          15th of any November or May thereafter           Individual Put Limitation:   $250,000
          or, if such date is not a Business Day,          Trust Put Limitation:  N/A
          the next following Business Day.
  Initial Redemption Percentage:        100%
  Annual Percentage Reduction:          N/A
  Redemption may be: [X]  In whole only.             Authorized Denominations: $1,000 integral amounts.
                     [ ]  In whole or in part.

Securities Exchange Listing:   None.

Special Tax Considerations:    None.                 Other Provisions Relating to the Notes: None.

Agents : Bear, Stearns & Co. Inc., A.G. Edwards & Sons, Inc., Banc of America Securities LLC, Charles Schwab & Co., Inc., Citigroup, HSBC, JPMorgan, Merrill Lynch & Co., Morgan Stanley, Raymond James, RBC Dain Rauscher, Inc., Scott & Stringfellow, Inc., UBS Financial Services, Inc., Wachovia Securities, WM Financial Services

                  INFORMATION RELATING TO THE FUNDING AGREEMENT

Funding Agreement Provider: Hartford Life Insurance Company

Funding Agreement:         FA-405060                 Interest Rate:                 5.00%

Contract Payment:          $2,384,015.00             Effective Date:                May 12, 2005

Deposit Amount :           $2,348,255.00             Stated Maturity Date:          May 15, 2015
(if different from Contract Payment)

Day Count Convention:      30/360                    Initial Interest Payment Date: June 15, 2005

Special Tax Considerations: None.                    Interest Payment Frequency:    Monthly


Optional Redemption:   Yes [ X ]    No [   ]         Survivor Option: Under the Funding Agreement, Hartford Life
  Optional Redemption Date: May 15, 2007 or on the         Insurance Company [ X ] is [  ] is not required
          15th of any November or May thereafter           to provide the Trust with amounts it needs to
          or, if such date is not a Business Day,          honor valid exercises of the Survivor's Option.
          the next following Business Day.
  Initial Redemption Percentage:        100%
  Annual Percentage Reduction:          N/A
  Redemption may be: [ X ]  In whole only.           Other Provisions Relating to the Funding Agreement: None.
                     [   ]  In whole or in part.


Note: The Opinion regarding the enforceability of the Funding Agreement and the related Consent of Counsel for Hartford Life Insurance Company is given by Richard J. Wirth, Assistant Vice President & Senior Counsel.



  INFORMATION PERTAINING TO THE RATINGS OF THE NOTES AND THE FUNDING AGREEMENT

It is anticipated that, as of May 12, 2005, both the Notes and the Funding Agreement will be rated by the indicated rating agencies as follows:
                  Standard & Poor's:  AA-            Moody's: Aa3

The Moody's rating also extends to the Program under which the Notes are issued.